99.1 Press release issued by the Company on January 29, 2004 announcing 2003 annual and fourth quarter results of operations

       Heartland Bancshares, Inc. Announces Annual and Quarterly Net Income.

Franklin,  Indiana January 29, 2004, Heartland  Bancshares,  Inc. IN (HRTB - OTC
BB) announced that it recorded net income of $414,000 or $.30 per share for the year ended December 31, 2003 and net income of $172,000 or $.12 per share for the fourth quarter 2003. Comparatively, Heartland recorded net loss of $(1,213,000) or $(.87) per share for the year ended December 31, 2002 and net loss of $(22,000) or $(.02) per share for the fourth quarter 2002. Lower provision for loan losses, higher non-interest income and lower non-interest expense all contributed to the improvements in earnings.

During the year ended December 31, 2003, Heartland recorded provision for loan loss expense of $692,000 compared to $3,150,000 in 2002. Non-interest income increased to $2,214,000 for the year ended December 31, 2003 from $1,935,000 in 2002, including an increase of $292,000 in gain on sale of mortgage loans. Non-interest expenses were $7,412,000 for the year ended December 31, 2003 compared to $7,609,000 in 2002. Heartland's net interest margin declined to 3.89% in 2003 from 4.01% in 2002 primarily due to changes in the mix of interest earning assets including lower average balances of loans and higher average balances of securities and federal funds sold in 2003 compared to 2002.

Heartland's allowance for loan losses at December 31, 2003 was $3,301,000 or 2.92% of total loans. Net loan charge-offs recorded during 2003 were $889,000, or .76% of average loans outstanding compared to $3,052,000, or 2.30% of average loans outstanding in 2002. Non-performing assets total $4,464,000 or 2.66% of total assets at December 31, 2003 and include $3,032,000 of non-accrual loans and $1,432,000 of other real estate. Non-performing assets were $6,370,000 or 3.60% of total assets at December 31, 2002.

President Steve Bechman commented on the improvements. "During 2003, we continued to focus on improving asset quality, which we feel is reflected in the lower charge-offs, provision for loan losses and non-performing assets. We are proud to report our continued positive trend in earnings in conjunction with the improvements in our loan portfolio quality."

According to statistics released by the FDIC, Heartland Community Bank, Heartland Bancshares' wholly owned subsidiary increased its market share to 12.18% of deposits within Johnson County, Indiana at June 30, 2003. Heartland Community Bank's market share was third highest of the 16 depository institutions listed. The highest market share by any one depository institution was 13.71%, which represents $18.6 million more deposits compared to Heartland Community Bank at June 30, 2003. Johnson County is contiguous with the southern border of Indianapolis, Indiana. Additional deposit market share information may be obtained at www2.fdic.gov.

Contact:  Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915.

                           HEARTLAND BANCSHARES, INC.
                           SELECTED BALANCE SHEET DATA
                           December 31, 2003 and 2002
                          (Dollar amounts in thousands)
                                   (Unaudited)

                                                          2003           2002
                                                          ----           ----

Total cash and cash equivalents                        $   10,716    $    25,232
Securities available-for-sale                              35,112         19,566
Loans held for sale                                         2,500          7,156
Loans                                                     113,114        119,920
Allowance for loan losses                                   3,301          3,498
Total assets                                              167,929        176,812
Total deposits                                            137,506        148,399
Total Liabilities                                         155,377        164,612
Shareholders' equity                                       12,552         12,200



                           HEARTLAND BANCSHARES, INC.
             SELECTED INCOME STATEMENT DATA Three and Twelve Months
                        ended December 31, 2003 and 2002
              (Dollar amounts in thousands, except per share data)
                                   (Unaudited)

                                    Three Months            Twelve Months
                                 Ended December 31,      Ended December 31,
                                  2003        2002        2003       2002
                                  ----        ----        ----       ----

Interest income                 $ 2,222     $ 2,558     $ 9,238   $10,981
Interest expense                    564         949       2,758     4,207
Provision for loan losses            60         300         692     3,150
Noninterest income                  413         558       2,214     1,935
Noninterest expense               1,761       1,912       7,412     7,609
Income tax expense/(benefit)         78         (23)        176      (837)
Net income/(loss)                   172         (22)        414    (1,213)
Basic and diluted earnings/(loss)
  per share                         .12        (.02)        .30      (.87)